As filed with the Securities and Exchange Commission on May 1, 2026

Registration No. 333-[•]______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Leidos Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-3562868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1750 Presidents Street

Reston, VA 20190

(571) 526-6300

(Address of Principal Executive Offices)

Leidos Holdings, Inc. 2026 Omnibus Incentive Plan

Leidos Holdings, Inc. 2026 Employee Stock Purchase Plan

(Full title of the plan)

Daniel J. Antal

Executive Vice President and General Counsel

Leidos Holdings, Inc.

1750 Presidents Street

Reston, VA 20190

(571) 526-6000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Adam Kaminsky

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Telephone: (212) 450-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) is filed by the Registrant to register shares of common stock, $0.0001 par value per share (“Common Stock”) of Leidos Holdings, Inc. (“Registrant”) for issuance (i) pursuant to the exercise of options or vesting of awards that may be granted under Leidos Holdings, Inc. 2026 Omnibus Incentive Plan (the “Incentive Plan”) and (ii) pursuant to the Leidos Holdings, Inc. 2026 Employee Stock Purchase Plan (the “ESPP” and, together with the Incentive Plan, the “Plans”). In addition, in accordance with the Incentive Plan, shares that are subject to outstanding awards under the Incentive Plan that subsequently expire, terminate, surrender or forfeit for any reason without issuance of shares will again become available for issuance under the Incentive Plan.

PART I

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans as covered by this Registration Statement on Form S-8 (the “Registration Statement”) and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2026, filed on February 17, 2026;

b)

The Registrant’s Current Reports on Form 8-K filed with the Commission on January  26, 2026 (excluding Item 7.01 and exhibits 99.1 and 99.2), February  17, 2026, March  3, 2026, March  30, 2026 (excluding Item 7.01 and exhibit 99.1) and April 15, 2026 (excluding Item 7.01 and exhibit 99.1);

c)

The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 19, 2026, that are incorporated by reference into our annual report on Form 10-K for the fiscal year ended January 2, 2026; and

d)	The description of common stock contained in Exhibit 4.13 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 23, 2021.

All documents filed by us with the Commission (other than, in each case, documents deemed to have been furnished and not filed in accordance with Commission rules) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities that may be issued under the Plans is given by Daniel J. Antal, Executive Vice President and General Counsel of the Registrant. Mr. Antal may be a participant in the Plans and may, at the discretion of the Board of Directors of the Registrant or its compensation committee, receive awards under the Plans. As of April 15, 2026, Mr. Antal owned 561 shares of Common Stock, holds restricted stock units with respect to 15,134 shares of Common Stock, performance shares with respect to 13,654 shares of Common Stock (measured at target), performance restricted stock units with respect to 3,778 shares of Common Stock and also has stock options to purchase 14,137 shares of Common Stock, in each case granted under our 2017 Omnibus Incentive Plan.

Item 6. Indemnification of Directors and Officers.

Leidos is incorporated in Delaware. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, which pertains to unlawful dividends, stock purchases, redemptions and similar transactions, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective. Although Leidos’ Certificate of Incorporation includes a provision limiting the personal liability of its directors to the fullest extent permitted by law, the limitations described above do not affect the ability of Leidos or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.

Leidos’ Certificate of Incorporation requires indemnification of directors and officers to the fullest extent authorized by the Delaware General Corporation Law, provided, however, that, except for proceedings to enforce rights to indemnification, Leidos is not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Board of Directors of Leidos.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Leidos Holdings, Inc., dated as of August 1, 2025, incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, as filed with the SEC on August 5, 2025.

4.2	Amended and Restated By-laws of Leidos Holdings, Inc. incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the SEC on October 25, 2024.

5.1	Opinion of Daniel J. Antal, Esq., Executive Vice President and General Counsel of the Registrant.*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Daniel J. Antal, Esq., Executive Vice President and General Counsel of the Registrant (included in Exhibit 5.1 hereto)*

24.1	Power of Attorney (included on the signature page to this Registration Statement)*

99.1	Leidos Holdings, Inc. 2026 Omnibus Incentive Plan*

99.2	Leidos Holdings, Inc. 2026 Employee Stock Purchase Plan*

107	Filing Fee Table*

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, State of Virginia, on May 1, 2026.

LEIDOS HOLDINGS, INC.

By:	/s/ Christopher R. Cage
Name: Christopher R. Cage
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Christopher R. Cage and Daniel A. Atkinson as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 1, 2026.

Signature	Title	Date

/s/ Thomas A. Bell Thomas A. Bell	Principal Executive Officer	May 1, 2026

/s/ Christopher R. Cage Christopher R. Cage	Principal Financial Officer	May 1, 2026

/s/ Daniel A. Atkinson Daniel A. Atkinson	Principal Accounting Officer	May 1, 2026

/s/ Gregory R. Dahlberg Gregory R. Dahlberg	Director	May 1, 2026

/s/ David G. Fubini David G. Fubini	Director	May 1, 2026

/s/ Noel B. Geer Noel B. Geer	Director	May 1, 2026

/s/ Tina W. Jonas Tina W. Jonas	Director	May 1, 2026

/s/ Harry M. J. Kraemer, Jr. Harry M. J. Kraemer, Jr.	Director	May 1, 2026

/s/ Gary S. May Gary S. May	Director	May 1, 2026

/s/ Nancy A. Norton Nancy A. Norton	Director	May 1, 2026

/s/ Patrick M. Shanahan Patrick M. Shanahan	Director	May 1, 2026

/s/ Robert S. Shapard Robert S. Shapard	Director	May 1, 2026